EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.52 on Revenue Increase of 12% to $143 Million

BENTONVILLE, Ark., Aug. 20, 2015 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the first quarter of fiscal 2016.

Highlights of first quarter operating results:

  Net income of $4.6 million - $.52 per diluted share vs. $.79 per diluted share for prior year quarter
  Revenues of $143 million compared to $127 million for the prior year quarter with same store revenue increase of 8.9%
  Retail unit sales increase of 6.6% to 12,244 from 11,482 for the prior year quarter with increased productivity at 28.9 retail units sold per store per month, up from 28.4 for the prior year quarter (up from 28.1 sequentially)
  Average retail sales price increased $501 to $9,965 or 5.3% from the prior year quarter (decreased $42 or 0.4% sequentially)
  Collections as a percentage of average finance receivables remained relatively flat at 14.0% from 14.1% for the prior year quarter
  Net Charge-offs as a percent of average finance receivables of 7.8%, up from 6.3% for prior year quarter
  Accounts over 30 days past due decreased to 3.8% from 5.8% at April 30, 2015 (a decrease of $7.7 million)
  Provision for credit losses of 27.7% of sales vs. 24.6% for prior year quarter
  Selling, general and administrative expenses at 18.1% of sales vs. 18.4% for prior year quarter
  Opened one new dealership during the quarter and one after July 31 - dealership count now at 143
  Active accounts base approximately 65,600
  Debt to equity of 45.3% and debt to finance receivables of 24.6%
  Allowance for credit losses at 23.8% of finance receivables at July 31, 2015
  Strong cash flows supporting the increase in revenues, the $10.5 million increase in finance receivables, $1.4 million in net capital expenditures and the $2.3 million in common stock repurchases (46,000 shares) with a $2.7 million increase in total debt

"While we are pleased with our top line improvement and the increased sales volume productivity, we were very disappointed with our net charge-offs for the quarter. We certainly anticipated some elevated loss levels as we started the quarter with a high 5.8% of our finance receivables being 30-plus days past due. Also, as we had mentioned, we were somewhat disappointed in our collections for the fourth quarter and knew that we were facing some challenges heading into this year. Operational inconsistencies among dealerships, including issues with the effective utilization of our GPS technology in our collection practices, as well as other distractions related to policy changes and our software implementation, contributed to the poor results. Additionally, the competitive landscape remains intense but we feel that our issues are more attributable to our own lack of consistent blocking and tackling," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart (the "Company"). "The Company has been built on helping customers succeed by always prioritizing excellence in our collections practices. We have certainly not been reaching our own internal best practices standards and are committed to getting this fixed. On a positive note, accounts over 30 days past due did decrease to 3.8% at the end of the quarter from 5.8% at the end of April and from 4.7% at this time last year. This represented a $7.7 million decrease for the quarter, a good start, but only a start."

"We now have 143 dealerships in ten states and eight new location projects in process including one in Iowa, which will be our eleventh state. At this time, we believe that we can continue to add dealerships and address our collections challenges at the same time," added Mr. Henderson. "For us to achieve our mission of earning repeat business, we must consistently demonstrate excellence in our collections practices at all dealerships all of the time."

"We were pleased with the productivity improvement for the quarter. Average retail units sold per store per month increased to 28.9 from 28.4, or 1.8%. We have spent several years now building an infrastructure to support a larger customer base. We have invested heavily in the following areas: Information Technology, Compliance, Associate Support and Training, GPS technology, centralization of non-core lot level administrative functions, our Manager-in-Training Program, customer payment technology, and credit reporting, among others. These investments were made to provide better service to our customers and our field associates and to allow for productivity improvements for existing dealerships as well as to support growth from new dealership openings. While we are disappointed with the current quarter's results, we are always looking long-term and do expect that we will see benefit from these investments in the future," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "The competitive landscape remains challenging, but as Hank mentioned, we know that we can do so much better at helping our customers succeed. Our bottom line results are always dependent on our customers succeeding on their individual contracts with us."

"Our debt to equity ratio was 45.3% and our debt to receivables ratio was 24.6% at the end of the quarter. We re-purchased 46,000 shares of common stock during the quarter for $2.3 million at an average cost of $50.24, and since February 1, 2010 we have re-purchased 3.7 million shares, or 32% of our Company for $123 million at an average cost of $33.18," added Mr. Williams. "We believe in the long-term opportunity before us to create value for our Company, and we are fully aware of the fact that we will not create sufficient value unless our collections practices are excellent, our deal structures are strong, and as a result more customers succeed."

Conference Call

Management will be holding a conference call on Friday, August 21, 2015 at 11:00 a.m. Eastern Time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 8003685.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 143 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
   repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations (Unaudited)
(Operating Statements Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2015	Three Months Ended
	July 31,		vs.	July 31,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	12,244	11,482	6.6%
Average number of stores in operation	141	135	4.4
Average retail units sold per store per month	28.9	28.4	1.8
Average retail sales price	$ 9,965	$ 9,464	5.3
Same store revenue growth	8.9%	(1.5)%
Net charge-offs as a percent of average Finance Receivables	7.8%	6.3%
Collections as a percent of average Finance Receivables	14.0%	14.1%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.0%	81.6%
Average down-payment percentage	6.6%	6.9%

Period End Data:
Stores open	142	136	4.4%
Accounts over 30 days past due	3.8%	4.7%
Finance Receivables, gross	$ 427,881	$ 396,317	8.0%

Operating Statement:
Revenues:
Sales	$ 127,595	$ 113,459	12.5%	100.0%	100.0%
Interest income	15,095	13,917	8.5	11.8	12.3
Total	142,690	127,376	12.0	111.8	112.3

Costs and expenses:
Cost of sales	75,087	65,471	14.7	58.8	57.7
Selling, general and administrative	23,125	20,820	11.1	18.1	18.4
Provision for credit losses	35,345	27,876	26.8	27.7	24.6
Interest expense	760	675	12.6	0.6	0.6
Depreciation and amortization	1,010	918	10.0	0.8	0.8
Total	135,327	115,760	16.9	106.1	102.0

Income before taxes	7,363	11,616		5.8	10.2

Provision for income taxes	2,747	4,356		2.2	3.8

Net income	$ 4,616	$ 7,260		3.6	6.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 4,606	$ 7,250

Earnings per share:
Basic	$ 0.54	$ 0.83
Diluted	$ 0.52	$ 0.79

Weighted average number of shares outstanding:
Basic	8,513,440	8,716,344
Diluted	8,909,597	9,143,062

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data (Unaudited)
(Dollars in Thousands)

	July 31,	April 30,
	2015	2015

Cash and cash equivalents	$ 735	$ 790
Finance receivables, net	$ 332,299	$ 324,144
Inventory	$ 38,320	$ 34,267
Total assets	$ 411,712	$ 400,361
Total debt	$ 105,410	$ 102,685
Treasury stock	$ 129,632	$ 127,321
Stockholders' equity	$ 232,598	$ 229,132
Shares outstanding	8,502,624	8,529,223

Finance receivables:
Principal balance	$ 427,881	$ 417,368
Deferred revenue - payment protection plan	(16,192)	(15,652)
Deferred revenue - service contract	(10,098)	(9,584)
Allowance for credit losses	(95,582)	(93,224)

Finance receivables, net of allowance and deferred revenue	$ 306,009	$ 298,908

Allowance as % of principal balance net of deferred revenue	23.8%	23.8%

Changes in allowance for credit losses:
	Three months
	Ended July 31,
	2015	2014
Balance at beginning of period	$ 93,224	$ 86,033
Provision for credit losses	35,345	27,876
Charge-offs, net of collateral recovered	(32,987)	(24,383)
Balance at end of period	$ 95,582	$ 89,526
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944
         or
         Jeffrey A. Williams, CFO at (479) 418-8021